Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement ("Agreement") is entered into as of March 24, 2021 by and between Robert C. Davidson ("Davidson"), on the one hand, and Broadway Financial Corporation, a Delaware corporation, and its wholly-owned subsidiary, Broadway Federal Bank, f.s.b. (Broadway Financial Corporation and Broadway Federal Bank, f.s.b., being collectively referred to herein as "Broadway"), on the other hand, on the basis of the following facts:

A.  Broadway has maintained a director emeritus policy for many years, the most recent statement of the terms of which is set forth in the Director Emeritus Policy (the "Emeritus Policy") that was approved by the boards of directors of Broadway (collectively, the "Board") on April 29, 2020 and which is applicable only to those persons who were directors of Broadway of record as of or prior to January 1, 2019 and who are appointed as Directors Emeritus by the Board based on the length and quality of their service on the Board as provided in the Emeritus Policy.

B.  Broadway Financial Corporation has entered into an Agreement and Plan of Merger with CFBanc Corporation ("CFBanc"), dated as of August 25, 2020, pursuant to which CFBanc will be merged with and into Broadway Financial Corporation (the "Merger"), with five directors from CFBanc and four directors from Broadway to serve on the board of directors of Broadway Financial Corporation in its capacity as the Surviving Entity in such merger with CFBanc. Capitalized terms defined in the Agreement and Plan of Merger are used in this Agreement as so defined.

C.  CFBanc does not have a policy similar to the Emeritus Policy and has firmly indicated that it does not desire to establish such a policy, and has further indicated its strong desire that all directors of the Surviving Corporation have equal rights of compensation relating to their service as directors.

D.  The Board has determined that it is in the best interests of Broadway and their stockholders that the Emeritus Policy be terminated in connection with the completion of the Merger so as to remove any potential division or disagreement that might arise among the directors of the Surviving Entity if the Emeritus Program were continued solely with respect to the pre-merger directors of the Corporation.

E.  Davidson has been asked, and has agreed, to continue his service as a director of the Surviving Entity and its subsidiary bank following the completion of the Merger rather than retire from the Board at the Effective Time of the Merger and become eligible at that time to be for considered for appointment by the Board to the status of Director Emeritus pursuant to the Emeritus Policy. Having so agreed, Davidson acknowledges that he will not be eligible for designation as a Director Emeritus pursuant to the Emeritus Policy at any time hereafter, regardless of the length of his service as a director of the Surviving Entity and its subsidiary bank.

5055 WILSHIRE BOULEVARD, SUITE 500 • LOS ANGELES, CALIFORNIA 90036-6 103
323.634.1700 • 323.634.1717 Fax • www.broadwayfederalbank.com

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.  Broadway has agreed to pay the sum of $120,000 to Davidson, receipt of which payment is hereby acknowledged and confirmed by Davidson, in consideration of the execution and delivery by Davidson of this Settlement and Release Agreement.

2.  Davidson hereby waives, relinquishes and releases, and agrees not to maintain any legal or equitable action to obtain or otherwise pursue, any and all claims, whether now known to him or unknown, that he may have or may hereafter claim to have relating to or arising out of the Emeritus Policy, including, without limitation, any claim of entitlement to payments or other benefits arising out of or relating to the Emeritus Policy.

3.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the termination of the Emeritus Plan and supersedes any prior or contemporaneous agreements or understandings relating to such subject matter.

4.  This Agreement, and all claims or causes of action (whether in contract, in tort or pursuant to statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of laws principles thereof, except to the extent, if any, that such law is preempted by applicable federal laws of the United States.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
Name:	Wayne-Kent A. Bradshaw
Title:	Chief Executive Officer

BROADWAY FEDERAL BANK, f.s.b.

By:	/s/ Robert C. Davidson
Name:	Robert C. Davidson
Title:	Board Member